UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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LNB BANCORP, INC.

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An Open Letter to Our Family
and Friends of Lorain National Bank
From Your Board of Directors
As we begin our 103rd year as your community bank we believe it is an appropriate time for the Board of Directors of LNB Bancorp and Lorain National Bank to share our thoughts about the solid progress we have made in the implementation of our strategy and our genuine excitement about the future.
2007 was a year of significant accomplishments for Lorain National Bank in the face of several unique and formidable challenges. We commend all of the women and men of LNB who have worked so diligently to overcome these obstacles and have successfully positioned our Bank as the Community Bank of choice in Lorain County and beyond.
The progress on our strategy that we put in place in recent years is reflected in the highlights of the past year:
•	The successful merger of Hudson-based Morgan Bank with LNB provides a broader geographic reach for the bank to share our products and services with new individuals and businesses in a strong market. With the acquisition, LNB reached the $1 billion mark in total assets for the first time in our history. This provides further evidence of our strategy of creating a “community bank of scale.”

•	Our decision more than two years ago to locate branches in high growth areas of Lorain County has proven successful. The new offices opened in North Ridgeville and southern Elyria are the major reason why LNB’s market share in Lorain County has surpassed 19 percent.

•	The opening of a business development office in Independence in Cuyahoga County and a commercial real estate office in Avon Pointe in Avon has given us broader geographic reach and resulted in strong commercial banking growth.

•	Due to our strong focus on consumer credit quality, LNB has managed to avoid most of the subprime mortgage issues facing other banks.
We believe our long term business strategy is working. Through key strategic investments over the years, the successful integration of Morgan Bank and the relentless focus of our associates on serving our customers, LNB has shown marked improvement from the first half of the year to the second half of 2007. Dan Klimas, our President & CEO, and the management team he has assembled, supported by a great organization, have set us on a clear path toward regaining the levels of profit and return that our shareholders have come to expect.
The Board has always been proud of LNB’s excellent reputation as an important and caring leader in the communities it serves. Whether through community investments, sponsorships, contributions or volunteer efforts, LNB and its associates continue to partner in meaningful ways to help our fellow citizens, business and community institutions prosper.
These efforts and achievements only serve to strengthen our view that a strong community bank like LNB is an important and unique treasure for Lorain County and adjoining markets. This would not be possible without the dedication and hard work of the associates of the bank, the loyalty of our customers and the partnership of all of the citizens of the area — for all of which we are most grateful.
Whether you are an associate, a customer, a fellow resident or shareholder, we hope you share the sense of optimism that we do about the future of Lorain National Bank. With a clear strategy, customer-focused employees and dedicated leaders, we believe LNB can and will continue to be a pivotal partner in the community in 2008 and beyond.
Thank you for your confidence.

James R. Herrick
Chairman of the Board

James F. Kidd
Vice Chairman of the Board

Daniel E. Klimas
President and
Chief Executive Officer

Daniel P. Batista

Robert M. Campana

Terry D. Goode

Lee C. Howley

Kevin C. Martin

Benjamin G. Norton

Jeffrey F. Riddell

John W. Schaeffer, M.D.

Donald F. Zwilling, CPA

J. Martin Erbaugh
This document contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate” and “seek,” as well as similar expressions, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations, as well as the risks and uncertainties described from time to time in LNB Bancorp’s reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.